EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES NEW $75 MILLION STOCK REPURCHASE AUTHORIZATION

TACOMA, WA, January 31, 2007—Labor Ready, Inc. (NYSE: LRW) today announced that its Board of Directors has authorized the repurchase of up to an additional $75 million worth of Labor Ready common stock in either open market or private transactions.  The company also announced that it repurchased 1.6 million shares of Labor Ready common stock during the fourth quarter of 2006 for $29 million. In 2006, the company repurchased a total of 4.2 million of its outstanding shares for a total of $89 million. The company has $13 million of common stock remaining for repurchase under a previous authorization.

The new $75 million authorization combined with the existing $13 million authorization provides for the repurchase of up to $88 million worth of the company’s common stock, which the company plans to complete by the end of 2007.

The statements regarding our stock repurchase plans may constitute forward-looking statements within the meaning of the federal securities laws.  While we believe that the statements are reasonable, they are subject to risks and uncertainties, and our actual repurchases may differ due to, unexpected requirements for cash, including for acquisitions, changes in Labor Ready’s business prospects, the market price of Labor Ready’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by Labor Ready with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  Labor Ready does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Labour Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, Chief Financial Officer
253-680-8214

Stacey Burke, Director of Corporate Communications
253-680-8291